February 27, 2019

Michael Quartieri
Chief Financial Officer
Scientific Games Corporation
6601 Bermuda Road
Las Vegas, Nevada 89119

       Re: Scientific Games Corporation
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed March 1, 2018
           Form 10-Q for the Quarterly Period Ended June 30, 2018
           Filed August 2, 2018
           File No. 001-11693

Dear Mr. Quartieri:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services